Exhibit 10.10
PURCHASE AND SALE AGREEMENT
by
and
between
MISSION ROCK RIDGE, LP, a Texas limited partnership
“Seller”
and
GRUBB & ELLIS APARTMENT REIT HOLDINGS, L.P.,
a Virginia limited partnership
“Purchaser”

PURCHASE AND SALE AGREEMENT
INDEX

1. IDENTIFICATION OF PARTIES	1

2. DESCRIPTION OF THE PROPERTY	1

3. THE PURCHASE PRICE	3

4. TITLE	4

5. REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLER	6

6. REPRESENTATIONS, WARRANTIES AND COVENANTS OF PURCHASER	11

7. SELLER’S DELIVERIES	12

8. CONDITIONS PRECEDENT TO CLOSING	18

9. ADDITIONAL COVENANTS OF SELLER	20

10. SELLER’S CLOSING DOCUMENTS	24

11. PURCHASER’S CLOSING DOCUMENTS	26

12. PRORATIONS AND ADJUSTMENTS	26

13. CLOSING	29

14. CLOSING COSTS	30

15. LOSS BY FIRE, OTHER CASUALTY OR CONDEMNATION	31

16. DEFAULT	33

17. Intentionally Omitted	34

18. BROKERS	34

19. MISCELLANEOUS	35

20. REPRESENTATIONS. WARRANTIES AND COVENANTS WITH RESPECT TO THE USA PATRIOT ACT	40

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EXHIBITS

EXHIBIT A	- Legal Description of the Land
EXHIBIT A-1	- Due Diligence Delivery Documents
EXHIBIT B	- Rent Roll
EXHIBIT C	- List of Personal Property
EXHIBIT D	- List of Intangible Personal Property
EXHIBIT E	- Schedule of Commissions
EXHIBIT F	- Schedule of Contracts
EXHIBIT F-1	- Existing Management Agreement
EXHIBIT G	- Schedule of Litigation and Disclosure Items
EXHIBIT H	- Form of Certification of Non-Foreign Status
EXHIBIT I	- Form of Certificate Regarding Representations and Warranties
EXHIBIT J	- Form of Bill of Sale
EXHIBIT K	- Form of Contract Assignment
EXHIBIT L	- Form of Lease Assignment
EXHIBIT M	- Form of Notice to Tenants
EXHIBIT N	- Form of Audit Inquiry Letter

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PURCHASE AND SALE AGREEMENT
     1. IDENTIFICATION OF PARTIES
          THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is entered into as of August 27, 2010, between MISSION ROCK RIDGE, LP, a Texas limited partnership (“Seller”) and GRUBB & ELLIS APARTMENT REIT HOLDINGS, L.P., a Virginia limited partnership, or its permitted assigns (“Purchaser”).
R E C I T A L S
     A. Seller owns that certain real property located in the City of Arlington in Tarrant County, Texas (the “State”), consisting of approximately 12.6 acres of land, commonly known as “Mission Rock Ridge Apartments” (formerly known as Rock Ridge Ranch Apartments), and more particularly described on Exhibit A attached hereto and incorporated herein by this reference (the “Land”), together with the improvements located thereon, containing 226 apartment units, and all other improvements located thereon (the “Improvements”).
     B. Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, all of Seller’s right, title and interest in and to the Property (hereinafter defined) for the price and on the terms and conditions hereinafter set forth.
     C. The date Purchaser receives a fully executed original counterpart of this Agreement shall be the “Effective Date.”
     NOW, THEREFORE, in consideration of the foregoing, the covenants and agreements hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
     2. DESCRIPTION OF THE PROPERTY
          Seller hereby agrees to sell and convey to Purchaser and Purchaser hereby agrees to purchase from Seller all of Seller’s right, title and interest in and to the following:

          (a) The Land, together with the Improvements;
          (b) All of Seller’s interest as lessor in all leases covering the Land and the Improvements (said leases, together with any and all amendments, modifications or supplements thereto, are hereinafter referred to collectively as the “Leases” and are identified in the Rent Roll (hereinafter defined) attached hereto as Exhibit B);
          (c) All rights, privileges, easements and appurtenances appertaining to the Land and the Improvements including, without limitation, all easements, rights-of-way and other appurtenances used, connected with or inuring to the beneficial use or enjoyment of the Land and the Improvements. The Land, the Improvements and all such rights, privileges, easements and appurtenances (including, without limitation, Seller’s interest as lessor under the Leases) are sometimes hereinafter collectively referred to as the “Real Property;”
          (d) All personal property, equipment, supplies and fixtures (collectively, the “Personal Property”) owned by Seller and used in the operation of the Real Property including, without limitation, all property described in Exhibit C attached hereto; and
          (e) All intangible property used in connection with the foregoing including, without limitation, all trademarks, trade names (including, without limitation, the exclusive right to use the name “Mission Rock Ridge Apartments”), and the contract rights, licenses (to the extent transferable), permits (to the extent transferable) and warranties (to the extent transferable), more particularly described in Exhibit D attached hereto (the “Intangible Personal Property”). The Real Property, the Personal Property and the Intangible Personal Property are sometimes hereinafter collectively referred to as the “Property.”

     3. THE PURCHASE PRICE
          The purchase price for the Property is Nineteen Million Eight Hundred Fifty Seven and No/100 Dollars ($19,857,000.00) (the “Purchase Price”) and shall be paid to Seller as follows:
          (a) Earnest Money.
          (i) Within three (3) business days after the Effective Date, Purchaser shall deliver to Chicago Title Insurance Company (in such capacity, “Escrowee”), whose address is 5501 LBJ Freeway, Suite 200, Dallas, Texas 75240, Attention: Debbie Moore, the sum of one percent (1%) of the Purchase Price, or One Hundred Ninety-Eight Thousand Five Hundred Seventy and No/100 Dollars ($198,570.00) in the form of a check payable to Escrowee, or a federal funds wire transfer to an account designated by Escrowee, which together with any additional earnest money and any interest earned thereon is referred to in this Agreement as the “Earnest Money”. If Purchaser so directs the Escrowee, Escrowee shall invest the Earnest Money in an interest bearing savings account or short term U.S. Treasury Bills or similar cash equivalent securities. Any and all interest earned on the Earnest Money shall be reported to Purchaser’s federal tax identification number, and the interest earned on such funds shall be paid or credited to the party entitled to receive the Earnest Money as provided for in this agreement. The Earnest Money shall be held by Escrowee pursuant to a joint order escrow agreement between Seller and Purchaser on Escrowee’s customary form and otherwise reasonably acceptable to Seller and Purchaser. The Earnest Money shall be non-refundable except in the event of failure to close this transaction by reason of a default by Seller or if Purchaser is expressly otherwise entitled to the return of the Earnest Money pursuant to the terms of this Agreement.

          (ii) If the transaction contemplated by this Agreement closes in accordance with the terms and conditions of this Agreement, at Closing (as hereinafter defined), the Earnest Money shall be delivered by the Escrowee to Seller as payment toward the Purchase Price.
          (b) Cash at Closing. At Closing, Purchaser shall pay to Seller the Purchase Price less the Earnest Money and plus or minus the adjustments and prorations required by this Agreement; such sum shall be paid by wire transfer of immediately available funds to an account designated by Escrowee and shall be made so as to be disbursed by Escrowee to Seller by 5:00 p.m. Central time on the date of the Closing.
     4. TITLE
          (a) Within three (3) business days after the Effective Date, Purchaser shall order, at Purchaser’s expense, from Escrowee (in such capacity “Title Insurer”) a title commitment on the Real Property (the “Commitment”), together with legible copies of all documents relating to the title exceptions referred to in the Commitment.
          (b) Within three (3) business days after the Effective Date, Purchaser shall order, at Purchaser’s own expense, an updated survey of the Real Property sufficient to enable Title Insurer to issue an ALTA owner’s policy of title insurance (the “Survey”), showing lot lines and monuments, building lines, easements both burdening and benefiting the Real Property, utilities, including water and sewer lines to the point of connection with the public system, the Improvements (including parking spaces), encroachments, if any, on the Real Property or over adjoining properties, and other matters located on or affecting the Real Property, together with a certificate as to whether the Real Property lies within a flood zone as determined by the U.S. Department of Housing and Urban Development. The Survey shall be certified as true and correct by the surveyor for the benefit of Purchaser, the Purchaser’s lender and Title Insurer.

          (c) If the Commitment or Survey discloses exceptions to title objectionable to Purchaser, in its sole discretion, as to the Property (except for exceptions relating to Seller’s existing financing which Seller shall cause to be removed at Closing), Purchaser shall deliver a copy of the Title Commitment and the Survey to Seller and shall so notify Seller within ten (10) business days following Purchaser’s receipt of the latest to be received of the Commitment and the Survey (the “Title Objection Date”), and Seller shall have ten (10) business days from the date of such notice to have each such unpermitted exceptions to title removed, or to have the Title Insurer commit to insure over such unpermitted exception, or to correct each such other matter. If within such ten (10) business day period, Seller fails to have each such unpermitted exception removed, insured over or corrected as aforesaid, Purchaser may elect within three (3) business days after such ten (10) business day period, as its sole and exclusive remedy in such event, to either (i) terminate this Agreement and immediately receive from Escrowee the Earnest Money whereupon this Agreement shall be null and void and of no further force or effect (except for any obligations which expressly survive a termination of this Agreement), or (ii) elect to accept title to such Property subject to such objectionable exception (with a right to deduct from the Purchase Price any liens or encumbrances of a definite or ascertainable amount up to an aggregate of Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00) whereupon such exception(s) which had been objected to shall be deemed approved and shall constitute Permitted Encumbrances. If Purchaser fails to make either such election, Purchaser shall be deemed to have elected option (ii). Any matters disclosed by the Commitment or the Survey and not objected to by Purchaser on or before the Title Objection Date (other than those relating to Seller’s existing financing) shall be deemed approved by Purchaser and shall constitute Permitted Encumbrances. If requested by Purchaser, Seller shall deliver to the Title Company an affidavit required by the Title Company for an amendment to the rights of parties in possession exception to “rights of apartment tenants in possession, as apartment tenants only, pursuant to written but unrecorded rental or lease agreements”.
     5. REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLER
          Seller hereby represents, warrants and covenants to Purchaser that the following matters are true and correct as of the execution of this Agreement and will also be true and correct as of the Closing, and all references to “Seller’s actual knowledge” shall mean the actual knowledge of Christopher C. Finlay or Jeff Goldshine:
          (a) Seller is a limited partnership duly formed and validly existing under the laws of the State of Texas. This Agreement has been, and all the documents executed by Seller which are to be delivered to Purchaser at the Closing will be, duly authorized, executed and delivered by Seller and will be legal, valid and binding obligations of Seller enforceable against Seller in accordance with their respective terms (except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency, moratorium and other principles relating to or limiting the right of contracting parties generally), will be sufficient to convey title (if they purport to do so) and will not violate any provisions of any material agreement to which Seller is a party or to which the Property or Seller is subject or bound. Subject to the satisfaction of Section 8(a)(i) below, no consent, waiver or approval by any third party is required in connection with the execution and delivery by Seller of this Agreement or the performance by Seller of the obligations to be performed by Seller under this Agreement.
          (b) Except as set forth on Exhibit I attached hereto, Seller has not received from any governmental authority written notice, and Seller has no actual knowledge (without any duty of inquiry or investigation) of any violation of any zoning, building, fire or health code or any other statute, ordinance, rule or regulation applicable to the Property, or any part thereof, that will not have been corrected prior to Closing nor, to Seller’s actual knowledge, has it received any written notice from any governmental authority regarding any change to the zoning classification or any proceedings to widen or realign any streets or highways adjacent to the Property or of any condemnation proceedings.
          (c) To Seller’s actual knowledge, (i) the operating statements, income and expense reports and all other contracts or documents required to be delivered to Purchaser pursuant to this Agreement are true, correct and complete copies; and (ii) all contracts or documents required to be delivered to Purchaser pursuant to this Agreement are in full force and effect, without material default by any party and without any right of set-off except as disclosed in writing at the time of such delivery.
          (d) There is no master lease of the Property to any affiliate of Seller, or if such master lease exists, Seller shall cause such master lease to be terminated at Closing without Purchaser paying any termination fee. The Rent Roll attached hereto as Exhibit B is true, correct and complete in all material respects as of the date set forth on the Rent Roll. As of the Closing, the Rent Roll delivered at the Closing will be true, correct and complete. The copies of the Leases delivered to Purchaser are true, correct and complete copies and, to Seller’s actual knowledge, are in full force and effect, without default by any party and without any right of setoff, except as expressly provided by the terms of such Leases or as disclosed on the Rent Roll attached hereto. The copies of the Leases and other agreements with the tenants under the Leases (the “Tenants”) delivered to Purchaser pursuant to this Agreement constitute the entire agreements with such Tenants relating to the Real Property, have not been materially amended, modified or supplemented, except for such amendments, modifications and supplements delivered to Purchaser, and there are no other leases or tenancy agreements affecting the Real Property.
          (e) Exhibit F attached hereto is a true and complete schedule of all of the Contracts (as hereinafter defined in Section 7), true, complete and correct copies of which have been delivered to Purchaser for Purchaser’s approval within ten (10) business days hereof. Exhibit F-1 attached hereto is a true and correct copy of the management agreement currently in effect with respect to the Property. To Seller’s actual knowledge, the Contracts are in full force and effect, without material default by any party and without any claims made for the right of setoff, except as expressly provided by the terms of such Contracts or as disclosed to Purchaser in writing at the time of such delivery. The Contracts constitute the entire agreements with such vendors relating to the Property, have not been materially amended, modified or supplemented, except for such amendments, modifications and supplements as have been delivered to Purchaser, and there are no other agreements with any third parties (excluding, however, the Leases and Permitted Encumbrances) affecting the Property which will survive the Closing.
          (f) At the Closing, there will be no outstanding contracts made by Seller for the construction or repair of any improvements to the Improvements which have not been fully paid for, and Seller shall cause to be discharged all mechanics’ or materialmen’s liens arising from any labor or materials furnished to the Improvements prior to the Closing.
          (g) Except as set forth in Exhibit G attached hereto, there are no pending or, to Seller’s actual knowledge (without any duty of inquiry or investigation), threatened legal proceedings or actions of any kind or character affecting the Property or Seller’s interest therein, including, without limitation, condemnation proceedings.

          (h) Seller has not received any actual written notice, and Seller has no actual knowledge (without any duty of inquiry or investigation) of any civil, criminal or administrative suit, claim, hearing, violation, investigation, proceeding or demand pending or threatened against Seller or the Property relating in any way to a Release or compliance with Environmental Laws. For purposes of this Agreement, the phrase “Environmental Laws” shall mean any federal, state or local law, statute, ordinance, order, decree, rule or regulation and any common laws regarding health, safety, radioactive materials, or the environment, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. § 9601, et seq. (“CERCLA”); the Resource Conservation and Recovery Act, 42 U.S.C. § 6901, et seq. (“RCRA”); the Toxic Substances Control Act, 15 U.S.C. § 2601, et seq. (“TSCA”), the Occupational, Safety and Health Act, 29 U.S.C. § 651, et seq. (“OSHA”), the Clean Air Act, 42 U.S.C. § 7401, et seq. (“CAA”), the Federal Water Pollution Control Act, 33 U.S.C. § 1251, et seq. (“FWPCA”), the Safe Drinking Water Act, 42 U.S.C. § 3001, et seq. (“SDWA”), the Hazardous Materials Transportation Act, 49 U.S.C. § 1802, et seq. (“HMTA”) and the Emergency Planning and Community Right to Know Act, 42 U.S.C. § 11001, et seq. (“EPCRA”), the Endangered Species Act of 1973, 16 U.S.C. § 1531 et seq. (“ESA”), the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. § 136 et seq. (“FIFRA”) and other comparable federal, state or local laws, each as amended, and all rules, regulations and guidance documents promulgated pursuant thereto or published thereunder. The phrase “Hazardous Materials” shall mean each and every element, compound, chemical mixture, contaminant, pollutant, material, waste or other substance which is defined, determined or identified as hazardous or toxic under Environmental Laws or the Release of which is regulated under Environmental Laws. The term “Release” shall mean the discharge, disposal, deposit, injection, dumping, spilling, leaking, leaching, placing, presence, pumping, pouring, emitting, emptying, escaping, or other release of any Hazardous Material. For purposes of the representations and warranties set forth in this Section 5(h), “Hazardous Materials” shall not include consumer products, office supplies, pool chemicals and cleaning and maintenance supplies stored and used in the ordinary course of operation of the Property and in compliance with applicable Environmental Laws.
          (i) Seller is not a foreign limited partnership, person or other entity within the meaning of Section 1445(b)(2) of the Internal Revenue Code of 1986, as amended (the “Code”), and Seller will furnish to Purchaser, prior to the Closing, an affidavit in the form attached hereto as Exhibit H.
          (j) Seller represents and warrants to Purchaser that, as of the Closing, each of the warranties and representations set forth in this Section 5 shall be true, complete and correct in all material respects except for changes in the operation of the Property occurring prior to Closing which are specifically permitted by this Agreement, and that all management contracts pertaining to the Property shall be terminated (at no cost to Purchaser) at Closing unless otherwise directed in writing by Purchaser. In the event that, prior to Closing, Purchaser discovers a material breach of a representation or warranty contained in this Agreement and made by Seller, Purchaser may, as its sole and exclusive remedy, either (i) terminate this Agreement and receive a refund of the Earnest Money, and in the event such material breach is also intentional, a reimbursement of Purchaser’s actual out-of-pocket costs and expenses incurred in connection the transaction contemplated by this Agreement (including, without limitation, reasonable attorneys’ fees) up to a maximum of One Hundred Ninety-Eight Thousand

Five Hundred Seventy and No/100 Dollars ($198,570.00) (the “Cap”), or (ii) waive such breach and proceed to Closing with no reduction in the Purchase Price.
     6. REPRESENTATIONS, WARRANTIES AND COVENANTS OF PURCHASER
          (a) Purchaser is a limited partnership duly formed and validly existing under the laws of the Commonwealth of Virginia. Purchaser hereby represents and warrants to Seller that this Agreement has been, and all the documents to be delivered by Purchaser to Seller at the Closing will be, duly authorized, executed and delivered by Purchaser, are, and in the case of the documents to be delivered will be, legal and binding obligations of Purchaser, are, and in the case of the documents to be delivered will be, enforceable in accordance with their respective terms (except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency, moratorium and other principles relating to or limiting the rights of contracting parties generally), and do not, and will not at the Closing, violate any provisions of any material agreement to which Purchaser is a party.
          (b) Purchaser is sophisticated and experienced in the acquisition, ownership and operation of multi-family housing projects similar to the Property, and has full knowledge of all applicable federal, state and local laws, rules, regulations and ordinances in connection therewith.
          (c) No pending or, to the knowledge of Purchaser, threatened litigation exists which if determined adversely would restrain the consummation of the transactions contemplated by this Agreement or would declare illegal, invalid or non-binding any of Purchaser’s obligations or covenants to Seller hereunder.

     7. SELLER’S DELIVERIES
          (a) Seller has delivered or made available on a secure data base (if not previously delivered or made available in the data base, will deliver to Purchaser no later than five (5) days following the execution hereof by all parties), the following documents and the documents listed on Exhibit A-1 (the “Due Diligence Documents”), to the extent in Seller’s possession or reasonable control:
          (i) A current rent roll pertaining to the Real Property (the “Rent Roll”) setting forth in respect of each Tenant unit: the name of the Tenant occupying such unit, the security deposit or other deposit paid by the Tenant, the term of the Lease for such unit, the commencement date for the term of the Lease for such space, the annual rent for each unit and the expiration date of the term of such Lease.
          (ii) A statement of insurance coverage and premiums by policy type and copies of insurance policies for the fire, extended coverage and public liability insurance maintained by or for the benefit of Seller (the “Existing Insurance Policies”), provided that Seller need not deliver such Policies to the extent coverage is provided by Seller’s blanket policies.
          (iii) A copy of all income and expense statements, year end financial and monthly operating statements for the Property (the “Operating Statements”) for the three (3) most recent full calendar years prior to the Closing and, to the extent available, the current year, and copies of operating budgets for the current fiscal year.
          (iv) A copy of “as built” plans and specifications of the Improvements (together with any other plans and specifications relating to the Real Property in the possession or control of Seller).

          (v) Copies of any inspection, soils, engineering, environmental or architectural notices, plans, diagrams, studies or reports in the possession or control of Seller which relate to the physical condition or operation of the Real Property or the Personal Property or recommended improvements thereto.
          (vi) A copy of the bill or bills issued for the most recent year for which bills have been issued for all real estate taxes (including assessed value) and personal property taxes, and a copy of any and all notices in the possession or control of Seller pertaining to real estate taxes or assessments applicable to the Real Property or the Personal Property (the “Tax Bills”).
          (vii) A copy of all outstanding management, leasing, maintenance, repair, service, pest control and supply contracts (including, without limitation, janitorial, scavenger and landscaping agreements), equipment rental agreements, all contracts for repair or capital replacement to be performed at the Real Property, all contracts in Seller’s possession or control for repair or capital replacement covering work performed at the Real Property during the three (3) years immediately preceding the date hereof if the contract price was in excess of $10,000, and any other contracts relating to or affecting the Property (other than Leases) which will be binding upon the Property or Purchaser subsequent to the Closing, all as amended (collectively, the “Contracts”).
          (viii) A copy of all Leases and any other agreements which are in effect thereto with the Tenants of the Real Property, all as amended, together with any financial statements of such Tenants (to the extent such disclosure or financial statements are not restricted by any applicable confidential agreement and to the extent such financial statements are in the possession or control of Seller).

          (ix) Copies of all certificate(s) of occupancy, licenses, permits, authorizations and approvals in the possession or control of Seller which were obtained by Seller with respect to the Property, or any portion thereof, occupancy thereof or any present use thereof, including, without limitation, such permits as are necessary for the present operation of the Property with full use of all Improvements located thereon (the “Governmental Approvals”).
          (x) A copy of all guarantees and warranties relating to the Property in the possession or control of Seller.
          (xi) Copies of pending insurance claims or litigation documents relating to the Property.
          (xii) Any other documents and information in the possession or control of Seller reasonably requested by Purchaser and used or useful in connection with Seller’s ownership or operation of the Property.
          (b) Purchaser and its agents or representatives shall have no right to enter upon the Property except with Seller’s prior approval, which shall not be unreasonably withheld. Any such entry shall be upon not less than forty-eight (48) hours’ prior notice (except as otherwise set forth herein), shall be during normal business hours and shall be for the sole purpose of examining or inspecting the Property, including for the purpose of allowing any proposed lender of Purchaser to examine or inspect the Property, and such rights shall include the right to conduct a Phase I Environmental Site Assessment (a “Phase I”); provided that (i) no such entry upon the Property shall interfere with the operations of Seller’s business on the Property or the rights of tenants, and (ii) Purchaser maintains (and upon Seller’s request shall furnish to Seller a certificate of insurance evidencing the same) insurance insuring Seller against loss by reasons of matters set forth in the following sentence. Purchaser hereby agrees to pay, protect, defend, indemnify and save Seller harmless against all liabilities, obligations, claims (including mechanic’s lien claims), damages, penalties, causes of action, judgments, costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses) imposed upon, incurred by or asserted against Seller involving either bodily injury or property damage in connection with or arising out of the entry by Purchaser or its agents or representatives upon the Property, either prior to or after execution and delivery of this Agreement and caused by Purchaser’s employees, agents or independent contractors and the actions of such persons on the Property. In the event any portion of the Property is or has been damaged or excavated by Purchaser, its employees, agents or independent contractors, Purchaser agrees to return the Property to its condition immediately prior to such damage or excavation. Any inspection of units shall be made during ordinary business hours upon forty-eight (48) hours’ prior written notice to Seller, subject to rights under the Leases. Notwithstanding anything contained in this Agreement to the contrary, Purchaser shall have no right to conduct a Phase II Environmental Site Assessment (a “Phase II”) unless (i) the results of Purchaser’s or its lender’s Phase I recommends such Phase II, and (ii) Seller consents to such Phase II, which consent shall not be unreasonably withheld. In the event that Seller fails to grant its consent to such Phase II, or in the event that Purchaser’s lender is not satisfied with the results of such lender’s inspections, examinations and investigations of the Property within the Lender Approval Period (as defined in Section 8(a)(v) below), then Purchaser may, as its sole remedy, terminate this Agreement, whereupon the Earnest Money shall be returned to Purchaser, and neither party shall have any rights or obligations under this Agreement except those that expressly survive a termination of this Agreement.

          (c) Notwithstanding any provision to the contrary herein, including, without limitation, any provision stating that this Agreement shall become null and void following a return or application of the Earnest Money or any portion thereof, Purchaser’s obligations under this Section 7 shall survive the expiration or termination of this Agreement, and shall survive Closing.
          (d) Purchaser hereby acknowledges and agrees that it has no rights of inspection or examination of the Property except as set forth herein, provided, however, that in no event shall any discoveries or findings made during such inspections or examinations entitle Purchaser to terminate this Agreement except as expressly set forth herein, it being the intent of the parties hereto that, except as expressly set forth herein, Purchaser has no due diligence period under this Agreement.
          (e) Purchaser shall give Seller written notice of those Contracts Purchaser desires Seller to terminate not less than forty-five (45) days prior to Closing, and Seller shall arrange to terminate those Contracts designated by Purchaser as of the Closing.
          (f) PURCHASER SPECIFICALLY ACKNOWLEDGES AND AGREES THAT, EXCEPT AS EXPRESSLY PROVIDED IN SECTION 5 OR OTHERWISE IN THIS AGREEMENT, SELLER IS SELLING AND PURCHASER IS PURCHASING THE PROPERTY ON AN “AS IS WITH ALL FAULTS” BASIS AND THAT PURCHASER IS NOT RELYING ON ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND WHATSOEVER, EXPRESS OR IMPLIED, FROM SELLER, ITS AGENTS, OR BROKERS AS TO ANY MATTERS CONCERNING THE PROPERTY, INCLUDING, WITHOUT LIMITATION: (i) the quality, nature, adequacy and physical condition of the Property, including, but not limited to, the structural elements, foundation, roof, appurtenances, access, landscaping, parking facilities and the electrical, mechanical, HVAC, plumbing, sewage and utility systems, facilities and appliances, (ii) the quality, nature, adequacy and physical condition of soils, geology and any groundwater, (iii) the existence, quality, nature, adequacy and physical condition of utilities serving the Property, (iv) the development potential of the Property, and the Property’s use, habitability, merchantability, or fitness, suitability, value or adequacy of the Property for any particular purpose, (v) the zoning or other legal status of the Property or any other public or private restrictions on use of the Property, (vi) the compliance of the Property or its operation with any applicable codes, laws, regulations, statutes, ordinances, covenants, conditions and restrictions of any governmental or quasi-governmental entity or of any other person or entity, (vii) the presence of Hazardous Materials on, under or about the Property or the adjoining or neighboring property, (viii) the quality of any labor and materials used in any improvements on the Real Property, (ix) the condition of title to the Property, (x) the Leases or Contracts and (xi) the economics of the operation of the Property.
          (g) Without limiting the above, except with respect to a breach by Seller of any of the representations and warranties contained in Section 5 hereof or Seller’s obligations hereunder, or Seller’s fraud, Purchaser on behalf of itself and its successors and assigns waives its right to recover from, and forever releases and discharges, Seller, Seller’s affiliates, Seller’s investment manager, the partners, trustees, shareholders, directors, officers, employees and agents of each of them, and their respective heirs, successors, personal representatives and assigns, from any and all demands, claims, legal or administrative proceedings, losses, liabilities, damages, penalties, fines, liens, judgments, costs or expenses whatsoever (including, without limitation, attorneys’ fees and costs), whether direct or indirect, known or unknown, foreseen or unforeseen, that may arise on account of or in any way be connected with the physical condition of the Property or any law or regulation applicable thereto, including, without limitation, the Environmental Laws.
          (h) The provisions of this Section 7 shall survive the Closing.
     8. CONDITIONS PRECEDENT TO CLOSING
          (a) The following shall be conditions precedent to Purchaser’s obligation to consummate the purchase and sale transaction contemplated herein (“Purchaser’s Conditions Precedent”):
          (i) Seller shall have obtained the consent of all limited partners and investors in Seller (collectively, “Investor Consent”) to the Seller’s execution and delivery of this Agreement and to the consummation of the sale of the Property to Purchaser in accordance with the terms of this Agreement. If Seller does not receive all such approvals and provide Purchaser with documentation of such approvals in a form acceptable to Purchaser in its sole and unfettered discretion on or before the date which is seven (7) days after the Effective Date, then Purchaser shall have the right to terminate this Agreement by delivering written notice of termination to Seller, whereupon all rights and obligations hereunder shall immediately terminate (other than obligations expressly set forth in this Agreement which specifically survive such termination and the Earnest Money shall be returned to Purchaser).
          (ii) Title shall have been approved by Purchaser under Section 4 with Title Insurer standing ready to issue an owner’s policy of title insurance (and a mortgagee’s title insurance policy in the form required by the new lender) in the form customarily delivered in the State insuring Purchaser’s interest in the Real Property, dated the day of the Closing, with liability in the amount of the Purchase Price, subject only to the Permitted Encumbrances, together with such endorsements as Purchaser reasonably may require and as are available in the State in which the Real Property is located (the “Title Policy”).
          (iii) Seller shall have executed and delivered to Purchaser a certificate (the “Certificate”) in the form attached hereto as Exhibit I updating the representations and warranties of Seller through Closing, which Certificate Seller covenants to deliver unless material new matters or knowledge of a material defect arises, in which case Seller shall deliver a Certificate stating such matter. Purchaser may then (i) waive such matter and consummate the transaction contemplated hereby or (ii) terminate this Agreement, in which case neither party shall have any further obligations or liabilities hereunder and any documents shall be returned to the party depositing the same and the Earnest Money shall be returned to Purchaser.
          (iv) There shall be no Hazardous Materials at the Property that were not shown in the Phase I or Phase II (if applicable).
          (v) Purchaser shall have obtained a commitment from its lender that Purchaser is willing to accept, in its reasonable discretion, in order to fund all or any portion of the Purchase Price within thirty (30) days following the Effective Date (the “Lender Approval Period”). Purchaser agrees to utilize commercially reasonable and good faith efforts to obtain such commitment within the foregoing period.
          In the event that any Purchaser’s Conditions Precedent is not satisfied, Purchaser shall give written notice thereof to the Seller, and unless Purchaser waives such Purchaser’s Conditions Precedent, this Agreement shall terminate and both Seller and Purchaser shall thereafter be relieved from any and all liability under this Agreement except for the indemnification and hold harmless provisions contained in Section 7, and the Earnest Money shall be returned to Purchaser.
          (b) The following shall be conditions precedent to Seller’s obligations to consummate the purchase and sale transaction contemplated herein (“Seller’s Conditions Precedent”).
          (i) Seller shall have obtained Investor Consent to this Agreement and the transaction contemplated hereby.
          (ii) Purchaser shall have duly performed in all material respects each and every covenant and agreement to be performed by Purchaser pursuant to this Agreement and Purchaser’s representations, warranties and covenants shall be true and correct in all material respects as of the Closing Date.
          In the event that any Seller’s Conditions Precedent are not satisfied, Seller shall give written notice thereof to the Purchaser, and unless Seller waives such Seller’s Conditions Precedent, this Agreement shall terminate and both Purchaser and Seller shall thereafter be relieved from any and all liability under this Agreement except for the indemnification and hold harmless provisions contained in Section 7, and in the event of the failure of Seller’s Condition Precedent set forth in (i) above, the Earnest Money shall be returned to Purchaser.
     9. ADDITIONAL COVENANTS OF SELLER
          Seller hereby covenants with Purchaser, as follows:
          (a) Seller shall not enter into any Contract with respect to the Property which will survive the Closing or will otherwise affect the use, operation or enjoyment of the Property after the Closing, unless Seller first shall have obtained Purchaser’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed. If Purchaser has not notified Seller within five (5) business days of receipt of a request for approval of its decision, Purchaser shall be deemed to have approved the matter.
          (b) The Existing Insurance Policies, or equivalent coverage, shall remain continuously in force through the day of the Closing.
          (c) At all times prior to the Closing, Seller shall (i) operate and manage the Property in substantially the same manner it presently operates and manages the Property (provided, however, that Seller shall not be required to make any capital repairs to the Property or any component thereof), (ii) maintain all material present services, (iii) maintain the Property in good repair and working order, reasonable wear and tear excepted, and (iv) perform when due all of Seller’s material obligations under the Leases, the instruments securing any mortgage lien on the Property, Contracts, Governmental Approvals and other agreements relating to the Property and otherwise in accordance with applicable laws, ordinances, rules and regulations affecting the Property. Prior to and as of the Closing, Seller shall cause all vacant units to be made rent-ready and available for occupancy based on standards and methods used by Seller prior to execution of this Agreement and shall cause all appliances in all vacant units to be clean and in working order (the “Appliance Standards”). Purchaser shall receive a credit of One Thousand and No/100 Dollars ($1,000.00) for each unit that became vacant on a date that is five (5) or more days prior to Closing and that is not rent-ready (as reasonably determined by Purchaser based on standards customary in the industry) and available for occupancy as of the day of Closing, provided that such $1,000.00 shall not include any costs to cause the appliances to meet the Appliance Standards. After full execution of this Agreement and until the Closing, Seller shall maintain all existing personnel on the Property in their current employment positions at their current rates of compensation. In the event of the Closing of the purchase of the

Property, Purchaser shall not retain the existing employees and management agents of Seller for the Property, and, accordingly, on the Closing, Seller shall (i) cause all employment and management agreements respecting the Property to be terminated, and deliver evidence of such termination to Purchaser, and (iii) remove all employees and management personnel from the Property. Except for the obligation of Seller to use its reasonable efforts to fully enforce the material obligations of Tenants under the Leases, nothing contained in this Section 9(c) shall be deemed or construed as imposing any obligations of such Tenants onto Seller. Seller shall terminate, as of the day of the Closing, those of the Contracts designated in writing by Purchaser (no less than forty-five (45) days prior to Closing) which may by their terms be so terminated. None of the Personal Property shall be removed from the Real Property, unless replaced by Personal Property of equal or greater utility and value unless such Personal Property has no value or use at the Property.
          (d) Seller shall pay or contest the same (with notice to Purchaser of any such contests) in full, prior to the Closing, all bills and invoices for labor, goods, utility charges, material and services of any kind relating to the Property.
          (e) Seller agrees to pay any brokerage or leasing fee or similar commission or other compensation with respect to the Leases, if any (“Leasing Commissions”), which is or will become due and payable prior to the Closing, except for lease renewals, or exercises of expansion options, entered into after the date of this Agreement which shall be Purchaser’s obligation if the Closing occurs. The amount of such fees or commissions due on an absolute basis prior to Closing will be credited against the Purchase Price payable by Purchaser at the Closing; provided, however, that all such fees or commissions or other compensation due or payable after the Closing on an absolute or contingent basis (including fees or commissions or other compensation with respect to renewals, but only to the extent disclosed on Exhibit E) shall become obligations of Purchaser after the Closing.
          (f) After the date hereof and prior to the Closing, (i) Seller shall not enter into any new leases with respect to the Property without Purchaser’s prior written consent unless such new leases are on Seller’s standard form residential lease, the rent and landlord concessions and incentives are consistent with Seller’s current practices, and the leases are otherwise entered into in the ordinary course of Seller’s business of leasing and operating the Property, (ii) except for leases described above, no part of the Property, or any interest therein, shall be alienated, liened, encumbered or otherwise transferred, and (iii) Seller shall make all payments of principal and interest required under any mortgages encumbering the Property due prior to the Closing.
          (g) Seller shall promptly notify Purchaser of any change in any condition with respect to the Real Property or of any event or circumstance which makes any representation or warranty of Seller to Purchaser under this Agreement materially untrue or misleading, or any covenant of Seller under this Agreement incapable or less likely of being performed.
          (h) Seller shall deliver to Purchaser on a monthly basis until Closing updated operating statements and Rent Rolls.
          (i) Seller shall not apply any tenant’s security deposit unless the tenant is out of its premises as of Closing.
          (j) Seller shall give Purchaser prompt notice of any fire or other casualty affecting the Property.
          (k) Seller shall give Purchaser prompt notice of any violation issued in writing and received by Seller by any governmental authorities with respect to the Property.

     10. SELLER’S CLOSING DOCUMENTS
          At the Closing, Seller shall deliver to Purchaser the following, in form and substance reasonably acceptable to Purchaser:
          (a) A special warranty deed executed by Seller (the “Deed”), in the form attached hereto as Exhibit R and otherwise satisfactory to Title Insurer, free and clear of all liens, encumbrances, security interests, options and adverse claims of any kind or character except the Permitted Encumbrances.
          (b) A Bill of Sale, executed by Seller (the “Bill of Sale”) in the form attached hereto as Exhibit J, transferring, conveying and assigning and warranting to Purchaser, the Personal Property, free and clear of all liens, encumbrances, security interests, options and adverse claims of any kind or character other than the Permitted Encumbrances, together with the original certificates of title thereto, if any.
          (c) An assignment (the “Contract Assignment”) in the form attached hereto as Exhibit K, executed by Seller, to Purchaser, of (i) those of the Contracts which Purchaser has elected in writing to assume (the “Assigned Contracts”) with the agreement of Seller to indemnify, protect, defend and hold Purchaser harmless from and against any and all claims, damages, losses, costs and expenses (including attorneys’ fees) arising in connection with the Assigned Contracts and related to the period prior to the Closing and a comparable indemnity from Purchaser relating to the period following the Closing, (ii) any and all guarantees and warranties used or made in connection with the operation, construction, improvement, alteration or repair of the Property, and (iii) all right, title and interest of Seller and its agents in and to the Intangible Personal Property (including the Governmental Approvals to the extent assignable).
          (d) An assignment of lessor’s interest in the Leases (the “Lease Assignment”) in the form attached hereto as Exhibit L executed by Seller, to Purchaser, together with an agreement by Seller to indemnify, protect, defend and hold Purchaser harmless from and against any and all claims, damages, losses, costs and expenses (including attorneys’ fees) arising in connection with the Leases relating to the period prior to the Closing and a comparable indemnity from Purchaser relating to the period following the Closing.
          (e) To the extent not previously delivered to Purchaser, originals of the Leases, the Contracts which have not been terminated pursuant to Section 9(c), certificate(s) of occupancy and other instruments evidencing the Governmental Approvals in Seller’s possession or, if such originals are not available, copies certified by Seller to be true, correct and complete copies of such originals.
          (f) Any keys in the possession of Seller to all locks located in the Property.
          (g) Letters executed by Seller and Seller’s management agent, if any, addressed to all Tenants, in form of Exhibit M attached hereto, notifying and directing payment of all rent and other sums due from Tenants from and after the date of the Closing to be made at Purchaser’s direction.
          (h) Reasonable proof of the due authorization, execution and delivery by Seller of this Agreement and the documents delivered by Seller pursuant hereto.
          (i) A Rent Roll, prepared not more than one (1) business day prior to Closing, certified by Seller to be true and correct.
          (j) An affidavit from Seller in the form attached hereto as Exhibit H certifying that such Seller is not a “foreign person” within the meaning of Section 1445(f)(3) of the Code.
          (k) The Certificate.

          (l) A standard termite bond if Purchaser’s inspections reveal active infestation by wood destroying insects.
          (m) Any other documents, instruments or agreements called for hereunder which have not previously been delivered and are reasonably necessary or required by Title Insurer to issue the Title Policy.
     11. PURCHASER’S CLOSING DOCUMENTS
          At the Closing, Purchaser shall deliver to Seller:
          (a) An executed counterpart of the Contract Assignment.
          (b) An executed counterpart of the Lease Assignment.
          (c) The Purchase Price, net of prorations and the Earnest Money, by wire transfer.
          (d) Reasonable proof of the authority of Purchaser’s signatories.
          (e) Any other documents, instruments or agreements reasonably necessary to close the transaction as contemplated by this Agreement.
     12. PRORATIONS AND ADJUSTMENTS
          The following shall be prorated and adjusted between Seller and Purchaser as of the day of the Closing, except as otherwise specified:
          (a) Collected Rents and other charges, other than for Tenants who owe Delinquent Rents (as hereinafter defined), shall be prorated by credit to Purchaser. Prepaid rents and other charges shall be credited to Purchaser. The rent and all other sums which are due and payable to Seller by any tenant but uncollected as of the Closing shall not be adjusted, but Purchaser shall cause the rent and other sums for the period prior to Closing to be remitted to Seller if, as, and when collected (but Purchaser shall not be required to take legal action for such amounts accruing prior to the Closing). At Closing, Seller shall deliver to Purchaser a schedule of all rent, charges and other amounts payable by tenants after the Closing with respect to which Seller is entitled to receive a share under this Agreement, and any amount due and owing to Seller before the Closing by tenants under the Leases which are unpaid on the date of Closing (such amounts are collectively referred to herein as the “Delinquent Amounts”). Rental and other payments received by Purchaser from tenants shall first be applied toward Purchaser’s actual out-of-pocket costs (including reasonable attorneys’ fees) of collection, and then toward the payment of current rent and other charges owed to Purchaser for periods after the Closing, and any excess monies received shall be applied toward the payment of Delinquent Amounts; provided, however, that any rent received by Purchaser from tenants who owe Delinquent Amounts during the month in which the Closing occurs shall first be applied to the payment of such tenants’ Delinquent Amounts, if any, with respect to the month in which the Closing occurs, and not toward the payment of rent and other charges for previous or subsequent months. Purchaser may not waive any Delinquent Amounts or modify a Lease so as to reduce amounts or charges owed under Leases for any period in which Seller is entitled to receive a share of charges or amounts, without first obtaining the written consent of Seller. If a Delinquent Amount due Seller is not paid by a tenant within the later of (x) sixty (60) days after Closing or (y) sixty (60) days after billing therefor, Seller shall have the right to attempt to effect collection by litigation or otherwise so long as Seller does not take any action which would affect such tenant’s right to occupy its leased premises or terminate its lease. With respect to Delinquent Amounts owed by tenants that are no longer tenants of the Property as of the date of Closing, Seller shall retain all rights relating thereto.
          (b) The amount of all security and other Tenant deposits and interest due thereon, if any, shall be credited to Purchaser. Purchaser shall assume at Closing the obligation,

if any, to pay security and other deposits to tenants under the Leases, to the extent that such deposits are credited to Purchaser at Closing.
          (c) Accrued general real estate, personal property and ad valorem taxes and assessments for the current tax year shall be prorated on the basis of bills, if available prior to the Closing.
          (d) Fuel, water and sewer service charges, and charges for gas, electricity, telephone and all other utility and fuel charges, as well as all deposits to utility companies, governmental entities or any other person shall be prorated ratably on the basis of the last ascertainable bills (and reprorated upon receipt of the actual bills or invoices) to the extent not paid directly by tenants under their respective Leases unless final meter readings and final invoices can be obtained. To the extent practicable, Seller shall cause meters for utilities to be read not more than one (1) day prior to the date of Closing.
          (e) Amounts due, commissions, up-front revenues and incentives, and prepayments under the Contracts to be assigned to Purchaser. All amounts for services rendered or materials furnished under the Contracts assumed by Purchaser and accruing after the Closing Date shall be the responsibility of Purchaser.
          (f) Assignable license and permit fees paid on an annual or other periodic basis.
          (g) Such other items that are customarily prorated in transactions of this nature (including, without limitation, any utilities paid by Seller under the Leases) shall be prorated.
          Purchaser shall be deemed to be the owner of the Property and, therefore, entitled to the income from the Property and responsible for the expenses of the Property for the entire day upon which the Closing occurs. All such prorations shall be made on the basis of the actual number of days of the month which shall have elapsed as of the day of the Closing. To the extent information necessary to make such prorations is not available at the Closing, the amount of such prorations shall be subject to adjustment in cash after the Closing as and when complete and accurate information becomes available. All prorations shall otherwise be final. Seller and Purchaser agree to cooperate and use their best efforts to make such adjustments no later than sixty (60) days after the Closing, subject to mutual agreement to extend such sixty (60) day period. Except as set forth in this Section 12, all items of income and expense for the period prior to the Closing Date will be for the account of Seller, and all items of income and expense for the period on and after the Closing Date will be for the account of Purchaser, all as determined by the accrual method of accounting. Bills received after the Closing Date which relate to expenses incurred, services performed or other amounts allocable to the period prior to the Closing Date shall be paid by Seller.
          (h) Amounts on deposit with utility companies shall be credited to Seller at Closing, and promptly following the Closing, Purchaser shall inform such utilities of such change in ownership of the Property. Seller shall, from and after the Closing, at Seller’s sole cost and expense, have control over any ongoing tax appeals as to the Property that were commenced prior to the Closing and that pertain solely to the periods that Seller owned the Property. Seller shall, as applicable, retain all proceeds or reductions obtained from such appeals or pay all additional taxes or delinquencies imposed for such periods. Seller shall keep Purchaser informed as to any such appeals.
     13. CLOSING
          The “Closing” of the transaction contemplated by this Agreement (that is, the payment of the Cash Balance, as applicable, the transfer of title to the Property, and the satisfaction of all other terms and conditions of this Agreement shall occur in escrow by each party delivering their respective documents and funds to the Escrowee with closing instructions consistent with this Agreement, or if deemed to be necessary, at 10:00 a.m. local time at the offices of the Escrowee (or at such other location as agreed upon by the parties) on the date that is sixty (60) days after the Effective Date, or such earlier date to which Seller and Purchaser shall mutually agree. Purchaser shall have the right to extend the Closing for one (1) thirty (30) day period provided that not less than five (5) business days prior to the Closing Date, Purchaser submits a written notice to Seller for such thirty (30) day extension, and simultaneously with such submittal to Seller, delivers to Escrowee the sum of one-half percent (.50%) of the Purchase Price, or Ninety-Nine Thousand Two Hundred Eighty-Five and No/100 Dollars ($99,285.00), which shall be held and disbursed by Escrowee in accordance with the terms of this Agreement. The “Closing Date” shall be the date of Closing.
     14. CLOSING COSTS
          Purchaser shall pay the cost of the Title Policy and its lender’s title policy, the Survey, all transfer and recordation taxes and fees, all of the Title Insurer’s closing fees (including those for a “New York Style” closing) and recording fees. Seller shall be responsible for all accrued taxes of Seller prior to Closing and income taxes and other such taxes of Seller attributable to the sale of the Property to Purchaser. Seller shall also be solely responsible for all costs associated with paying-off the existing loan secured by the Property, including, without limitation, paying all principal, interest, late fees, prepayment premiums, yield maintenance premiums, review fees and release fees, if any. Each party shall bear the expense of its own counsel. In addition, all costs of Purchaser’s due diligence activities incurred prior to the Effective Date, including any engineering, environmental reports and lease and expense audits, as well as the cost of any examinations or inspections pursuant to Section 7 above, shall be paid by Purchaser.
     15. LOSS BY FIRE, OTHER CASUALTY OR CONDEMNATION
          (a) In the event that prior to the Closing, the Improvements, or any part thereof, are destroyed or materially damaged (as defined in Section 15(e)), Purchaser shall have the right, exercisable by giving notice to Seller within fifteen (15) business days after receiving written notice of such damage or destruction, either (i) to terminate this Agreement, in which case neither party shall have any further rights or obligations hereunder except any indemnification obligations of Purchaser, any documents shall be returned to the party depositing the same and the Earnest Money shall be returned to Purchaser, or (ii) to accept the Improvements in their then condition and to proceed with the Closing with an abatement or reduction in the Purchase Price in the amount of the deductible for the applicable insurance coverage, and to receive an assignment of all of Seller’s rights to any insurance proceeds payable by reason of such damage or destruction. If Purchaser elects to proceed under clause (ii) above, Seller shall not compromise, settle or adjust any claims to such proceeds without Purchaser’s prior written consent.
          (b) In the event that prior to the Closing there is any non-material damage to the Improvements, or any part thereof, Seller shall repair or replace such damage prior to the Closing. Notwithstanding the preceding sentence, in the event Seller is unwilling or unable to repair or replace such damage, Seller shall notify Purchaser of such fact (“Seller’s Notice”) and Purchaser thereafter shall have the right, exercisable by giving Seller notice within fifteen (15) business days after receiving Seller’s Notice either (i) to terminate this Agreement, in which case neither party shall have any further rights or obligations hereunder except any indemnification obligations of Purchaser, any documents shall be returned to the party depositing the same and the Earnest Money shall be returned to Purchaser, or (ii) to accept the Improvements in their then condition with an abatement or reduction in the Purchase Price in the amount of the deductible for the applicable insurance coverage and proceed with the Closing, in which case Purchaser shall be entitled to an assignment of all of Seller’s rights to insurance proceeds payable by reason of such non-material damage. For purposes of contemplating any repairs or replacements under this Section 15(b), the Closing may be extended for a reasonable time to allow such repairs or replacements to be made by Seller.
          (c) In the event that prior to the Closing, all or any material portion (as defined in Section 15(e)) of the Land and Improvements are subject to a taking by public authority, Purchaser shall have the right, exercisable by giving notice to Seller within fifteen (15) business days after receiving written notice of such taking, either (i) to terminate this Agreement, in which case neither party shall have any further rights or obligations hereunder except any indemnification obligations of Purchaser, any documents shall be returned to the party depositing the same and the Earnest Money shall be returned to Purchaser, or (ii) to accept the Land and Improvements in their then condition, without a reduction in the Purchase Price, and to receive an assignment of all of Seller’s rights to any condemnation award payable by reason of such taking. If Purchaser elects to proceed under clause (ii) above, Seller shall not compromise, settle or adjust any claims to such award without Purchaser’s prior written consent.
          (d) In the event that prior to the Closing, any non-material portion of the Land or Improvements is subject to a taking, Purchaser shall accept the Property in its then condition and proceed with the Closing, in which case Purchaser shall be entitled to an assignment of all of Seller’s rights to any award in connection with such taking. In the event of any such non-

material taking, Seller shall not compromise, settle or adjust any claims to such award without Purchaser’s prior written consent.
          (e) For the purpose of this Section 15, damage to the Improvements or a taking of a portion thereof shall be deemed to involve a material portion thereof if the reasonably estimated cost of restoration or repair of such damage or the amount of the condemnation award with respect of such taking shall exceed One Hundred Thousand and No/100 Dollars ($100,000.00), or if the number of parking spaces is reduced or if the entrances and entrance signs are relocated.
          (f) Seller agrees to give Purchaser prompt notice of any taking, damage or destruction of the Land or Improvements.
          (g) The provisions of this Section 15 shall survive the Closing.
     16. DEFAULT
          (a) Notwithstanding anything to the contrary contained in this Agreement, if after Seller materially breaches a representation or warranty of Seller hereunder or defaults under the terms of this Agreement, at Purchaser’s option, Purchaser may elect as its sole remedy (i) to terminate this Agreement, whereupon the Earnest Money shall be returned to Purchaser and neither party shall have any rights or obligations under this Agreement, except those that expressly survive a termination of this Agreement, and in the event such material breach is also intentional, Seller shall reimburse Purchaser for Purchaser’s actual out-of-pocket costs and expenses incurred in connection the transaction contemplated by this Agreement (including, without limitation, reasonable attorneys’ fees) up to the Cap, or (ii) Purchaser may sue Seller for specific performance of the sale of the Property in accordance with the terms of this Agreement.
          (b) Notwithstanding anything to the contrary contained in this Agreement, if Purchaser defaults under the terms of this Agreement, the Earnest Money shall be forfeited to

Seller as liquidated damages, which shall be Seller’s sole and exclusive remedy at law or equity against Purchaser, and neither party shall have any rights or obligations under this Agreement except those that expressly survive a termination of this Agreement. Seller and Purchaser acknowledge and agree that (1) the Earnest Money is a reasonable estimate of and bears a reasonable relationship to the damages that would be suffered and costs incurred by Seller as a result of having withdrawn the Property from sale and the failure of Closing to occur due to a default of Purchaser under this Agreement; (2) the actual damages suffered and costs incurred by Seller as a result of such withdrawal and failure to close due to a default of Purchaser under this Agreement would be extremely difficult and impractical to determine; (3) Purchaser seeks to limit its liability under this Agreement to the amount of the Earnest Money in the event this Agreement is terminated and the transaction contemplated by this Agreement does not close due to a default of Purchaser under this Agreement; and (4) the Earnest Money shall be and constitute valid liquidated damages and not a penalty.
     17. INTENTIONALLY OMITTED
     18. BROKERS
          (a) Purchaser hereby acknowledges that it is liable for, and agrees to pay at Closing, a brokerage commission to FBR Capital Markets & Co. (“FBR”) pursuant to the terms of that certain agreement entered into by FBR and an affiliate of Seller on January 29, 2010. Seller represents and warrants to Purchaser that no other brokerage commissions, finder’s fees or other compensation is due or payable by reason of the actions of Seller with respect to the transaction contemplated hereby. Seller agrees to indemnify and hold Purchaser harmless from and against any losses, damages, costs and expenses (including attorneys’ fees) incurred by Purchaser by reason of any breach or inaccuracy of the representation and warranty contained in this Section 18(a).

          (b) Except as provided above, Purchaser represents and warrants to Seller that Purchaser has not entered into any agreement or incurred any obligation which might result in the obligation to pay any brokerage commission, finder’s fee or other compensation with respect to the transaction contemplated hereby. Purchaser agrees to indemnify and hold Seller harmless from and against any losses, damages, costs and expenses (including attorneys’ fees) incurred by Seller by reason of any breach or inaccuracy of the representation and warranty contained in this Section 18(b).
          (c) The provisions of this Section 18 shall survive the Closing.
     19. MISCELLANEOUS
          (a) Each individual and entity executing this Agreement hereby represents and warrants that he or it has the capacity set forth on the signature pages hereof with full power and authority to bind the party on whose behalf he or it is executing this Agreement to the terms hereof.
          (b) This Agreement is the entire Agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements between the parties with respect to the matters contained in this Agreement. Any waiver, modification, consent or acquiescence with respect to any provision of this Agreement shall be set forth in writing and duly executed by or in behalf of the party to be bound thereby. No waiver by any party of any breach hereunder shall be deemed a waiver of any other or subsequent breach.
          (c) This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which when taken together shall constitute one and the same instrument. The signature page of any counterpart may be detached therefrom without impairing the legal effect of the signature(s) thereon provided such signature page is attached to any other counterpart identical thereto except having additional signature pages executed by other parties to this Agreement attached thereto.
          (d) Any communication, notice or demand of any kind whatsoever which either party may be required or may desire to give to or serve upon the other shall be in writing and delivered by personal service (including express or courier service), by overnight courier or by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

Seller:	Mission Rock Ridge, LP
10467 White Granite Drive, Suite 300
Oakton, Virginia 22124
Attn: Christopher Finlay

Purchaser:	Grubb & Ellis Apartment REIT Holdings, L.P.
1606 Santa Rosa Road, Suite 109
Richmond, Virginia 23229
Attn: Gus R. Remppies
Any party may change its address for notice by written notice given to the other in the manner provided in this Section. Any such communication, notice or demand shall be deemed to have been duly given or served on the date personally served, if by personal service, or on the date shown on the return receipt or other evidence of delivery, if mailed or sent by overnight delivery.
          (e) The parties agree to execute such other instruments and to do such further acts as may be reasonably necessary to carry out the provisions of this Agreement.
          (f) The making, execution and delivery of this Agreement by the parties hereto has been induced by no representations, statements, warranties or agreements other than those expressly set forth herein.
          (g) Wherever possible, each provision of this Agreement shall be interpreted in such a manner as to be valid under applicable law, but, if any provision of this Agreement shall be invalid or prohibited thereunder, such invalidity or prohibition shall be construed as if such invalid or prohibited provision had not been inserted herein and shall not affect the remainder of such provision or the remaining provisions of this Agreement.
          (h) The language in all parts of this Agreement shall be in all cases construed simply according to its fair meaning and not strictly for or against any of the parties hereto. Section headings of this Agreement are solely for convenience of reference and shall not govern the interpretation of any of the provisions of this Agreement.
          (i) This Agreement shall be governed by and construed in accordance with the laws of the State.
          (j) This Agreement shall be binding upon and inure to the benefit of each of the parties hereto and to their respective transferees, successors, and assigns; provided, however, that neither this Agreement nor any of the rights or obligations of Seller hereunder shall be transferred or assigned by Seller without the prior written consent of Purchaser except in connection with like-kind exchanges under Section 1031 of the Internal Revenue Code, provided that no such assignment shall relieve Seller of its obligations hereunder. Purchaser shall have the right to assign all of its right, title and interest under this Agreement without the prior written consent of Seller (but with prior written notice to Seller) to a wholly-owned subsidiary of Purchaser, to an entity managed or controlled by Purchaser or to an affiliate of Purchaser, provided that no such assignments shall relieve Purchaser of its obligations hereunder.
          (k) All Exhibits attached hereto are incorporated herein by reference.
          (l) Notwithstanding anything to the contrary contained herein, this Agreement shall not be deemed or construed to make the parties hereto partners or joint venturers, or to render either party liable for any of the debts or obligations of the other, it being the intention of the parties to merely create the relationship of seller and purchaser with respect to the Property to be conveyed as contemplated hereby.
          (m) This Agreement shall not be recorded or filed in the public land or other public records of any jurisdiction by either party and any attempt to do so may be treated by the other party as a breach of this Agreement.
          (n) During the period from the date of execution of this Agreement until the Closing or this Agreement is terminated, Seller agrees not to market the Property for sale, accept any offer for purchase, offer the Property for joint venture, apply for any financing, divulge to any potential purchaser or joint venturer or lender any written material with respect to the Property nor divulge nor communicate in any way to any potential purchaser or joint venturer or lender with respect to the Property, any information with respect to the Property.
          (o) Unless provided to the contrary in any particular provision, all time periods shall refer to calendar days and shall expire at 5:00 p.m. Eastern Time on the last of such days; provided, however, that if the time for the performance of any obligation expires on a day which is not a “business day” (which term shall mean a Saturday, Sunday and days on which banks in the state where the Property is located are closed), the time for performance shall be extended to the next business day. Time is of the essence in connection with this Agreement.
          (p) Seller acknowledges that Purchaser is a subsidiary of Grubb & Ellis Apartment REIT, Inc. (“Parent”), a publicly registered company that is required to disclose the existence of this Agreement upon full execution and to make certain filings with the Securities and Exchange Commission (the “SEC Filings”) that relate to the most recent pre-acquisition fiscal year (the “Audited Year”) and the current fiscal year through the date of acquisition (the “Stub Period”) for the Property. To assist Parent in preparing the SEC Filings, Sellers agree to

(a) deliver an audit inquiry letter regarding pending litigation and other matters in the form attached hereto as Exhibit N (the “Audit Inquiry Letter”) to Sellers’ counsel prior to Closing, and (b) provide Parent with the following within sixty (60) days after the Closing: (i) access to bank statements for the Audited Year and Stub Period, (ii) Rent Roll as of the end of the Audited Year and Stub Period, (iii) operating statements for the Audited Year and Stub Period (iv) access to the general ledger for the Audited Year and Stub Period, (v) cash receipts schedule for each month in the Audited Year and Stub Period, (vi) access to invoices for expenses and capital improvements in the Audited Year and Stub Period, (vii) accounts payable ledger and accrued expense reconciliations in the Audited Year and Stub Period, (viii) check register for the three (3) months following the Audited Year and Stub Period, (ix) copies of all insurance documentation for the Audited Year and Stub Period, (x) copies of accounts receivable aging as of the end of the Audited Year and Stub Period along with an explanation for all accounts over thirty (30) days past due as of the end of the Audited Year and Stub Period, (xi) an executed assurance or representation letter from Seller to Parent’s auditor in a form acceptable to Seller (provided that in no event shall Seller have any liability to Purchaser, Parent or such auditor for the assurances or representations made therein, but Seller shall reasonably cooperate, at no cost or expense to Seller, in connection with such audit, including, if required by Parent’s auditor, answering a standard SAS 99 questionnaire from such auditor), and (xii) an executed letter from Seller’s counsel in response to the Audit Inquiry Letter. The provisions of the foregoing two (2) sentences shall survive the Closing for a period of sixty (60) days.
          (q) In the event of a default by either party of its obligations under this Agreement, the prevailing party in any action or proceeding in any court in connection therewith

(including any action for specific performance) shall be entitled to recover from such other party its costs and expenses, including reasonable legal fees and associated court costs.
          (r) Except as otherwise expressly provided herein, the execution and delivery of this Agreement shall not be deemed to confer any rights upon, nor obligate any of the parties hereto, to any person or entity other than the parties hereto.
          (s) The waiver or failure to enforce any provision of this Agreement shall not operate as a waiver of any future breach of any such provision or any other provision hereof.
     20. REPRESENTATIONS. WARRANTIES AND COVENANTS WITH RESPECT TO THE USA PATRIOT ACT.
     All capitalized words and phrases and all defined terms used in the USA Patriot Act of 2001, 107 Public Law 56 (October 26, 2001) (as amended, the “Patriot Act”) and in other statutes and all orders, rules and regulations of the United States government and its various executive departments, agencies and offices related to the subject matter of the Patriot Act, including, but not limited to, Executive Order 13224 effective September 24, 2001, are hereinafter collectively referred to as the “Patriot Rules” and are incorporated into this paragraph.
          (a) Purchaser hereby represents and warrants to Seller that each and every “person” or “entity” affiliated with the respective party or that has an economic interest in the respective party or that has or will have an interest in the transaction contemplated by this Agreement or will participate, in any manner whatsoever, in the purchase of the Property, are:
     (i) not a “blocked” person listed in the Annex to Executive Order Nos. 12947, 13099 and 13224;

     (ii) in full compliance with the requirements of the Patriot Rules and all other requirements contained in the rules and regulations of the Office of Foreign Assets Control, Department of the Treasury (“OFAC”);
     (iii) operated under policies, procedures and practices, if any, that are in compliance with the Patriot Rules and available to Seller for Seller’s review and inspection during normal business hours and upon reasonable prior notice;
     (iv) not in receipt of any notice from the Secretary of State or the Attorney General of the United States or any other department, agency or office of the United States claiming a violation or possible violation of the Patriot Rules;
     (v) not listed as a Specially Designated Terrorist or as a blocked person on any lists maintained by the OFAC pursuant to the Patriot Rules or any other list of terrorists or terrorist organizations maintained pursuant to any of the rules and regulations of the OFAC issued pursuant to the Patriot Rules or on any other list of terrorists or terrorist organizations maintained pursuant to the Patriot Rules;
     (vi) not a person who has been determined by competent authority to be subject to any of the prohibitions contained in the Patriot Rules; and
     (vii) not owned or controlled by or now acting and or will in the future act for or on behalf of any person or entity named in the Annex or any other list promulgated under the Patriot Rules or any other person who has been determined to be subject to the prohibitions contained in the Patriot Rules.
     (b) Purchaser covenants and agrees that in the event it receives any notice that it or any of its beneficial owners or affiliates or participants become listed on the Annex or any other list promulgated under the Patriot Rules or indicted, arraigned, or custodially detained on charges involving money laundering or predicate crimes to money laundering, it shall immediately notify Seller and, in such event, this Agreement shall automatically be deemed terminated, in which event all Earnest Money shall be returned to Purchaser and the parties shall have no further rights or obligations under this Agreement, except for all other rights, liabilities or obligations that survive a termination of this Agreement.
[Remainder of Page Intentionally Blank]

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the day and year first above written.

SELLER:	MISSION ROCK RIDGE, L.P., a
Texas limited partnership

	By:	Mission Rock Ridge GP, Inc.
	Its:	General Partner

		By:	/s/ Christopher C. Finlay

		Name:	Christopher C. Finlay

		Title:	Manager

Federal Tax ID Number:

PURCHASER:	GRUBB & ELLIS APARTMENT REIT
HOLDINGS, L.P., a Virginia limited partnership

	By:	Grubb & Ellis Apartment REIT, Inc.
	Its:	General Partner

		By:	/s/ Stanley J. Olander, Jr.

		Its:	Stanley J. Olander, Jr.

		Title:	Chief Executive Officer

Federal Tax ID Number:

S-1